                                              ----------------------------------
                                                          OMB APPROVAL

                                              ----------------------------------
                                               OMB Number:  3235-0167
                                               Expires:  September 30, 1998
                                               Estimated average burden
                                               hours per response.........1.50
                                               ---------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                  Commission File Number   33-95470
                                                        ------------------------
                          Monarch Marking Systems, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

170 Monarch Lane      Miamisburg, Ohio  45342                   937-865-2123
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

$100,000,000       12 1/2%           Senior Notes, Due 2003 - Redeemed 4/11/97
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

              Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)( i) [ ]                Rule 12h-3(b)(1)( i)   [x]
              Rule 12g-4(a)(1)(ii) [ ]                Rule 12h-3(b)(1)(ii)   [ ]
              Rule 12g-4(a)(2)( i) [ ]                Rule 12h-3(b)(2)( i)   [ ]
              Rule 12g-4(a)(2)(ii) [ ]                Rule 12h-3(b)(2)(ii)   [ ]
                                                      Rule 15d-6             [ ]

              Approximate number of holders of record as of the certification or
notice date:      0
             ---------------------

              Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 5-21-97                       By: /s/ Jeffrey S. Sink
     -----------------------           -----------------------------------------
                                       Jeffrey S. Sink  Vice President - Finance
                                    (Principal Financial and Accounting Officer)

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC 2069 (8-96)